================================================================================




                              PUT OPTION AGREEMENT


                                  BY AND AMONG


                                ALBAHEALTH, LLC,
                      a Delaware limited liability company,


                              Alba-Waldensian, Inc.
                             a Delaware corporation,


                            Encompass Group, L.L.C.,
                      a Delaware limited liability company,


                                       AND


                      GENERAL ELECTRIC CAPITAL CORPORATION,
                             a Delaware corporation





                          Dated as of September 6, 2002




================================================================================


                                              TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----

ARTICLE I. PUT OPTION 2
     Section 1.1.     Right to Put Common Units..........................................................2
     Section 1.2.     Obligations of the Company and Encompass Unconditional.............................7
     Section 1.3.     Conditions to the Obligations of the Company.......................................8
     Section 1.4.     Adjustments to EBITDA for Material Adverse Event...................................9
     Section 1.5.     Failure to Purchase the Put Interests.............................................10

ARTICLE II. COVENANTS 11

     Section 2.1.     Information Covenants.............................................................11
     Section 2.2.     Preservation of Existence and Franchises..........................................12
     Section 2.3.     Conduct of Business...............................................................12
     Section 2.4.     Alba Designee.....................................................................12
     Section 2.5.     Books and Records.................................................................13
     Section 2.6.     Compliance with Law...............................................................13
     Section 2.7.     Payment of Taxes and Other Indebtedness...........................................13
     Section 2.8.     Insurance.........................................................................13
     Section 2.9.     [Intentionally Deleted]...........................................................13
     Section 2.10.    Performance of Obligations........................................................13
     Section 2.11.    Audits/Inspections................................................................13
     Section 2.12.    [Intentionally Deleted]...........................................................14
     Section 2.13.    Additional Covenants..............................................................14

ARTICLE III. GENERAL PROVISIONS.........................................................................15

     Section 3.1.     Notices...........................................................................15
     Section 3.2.     Headings..........................................................................16
     Section 3.3.     Severability......................................................................17
     Section 3.4.     Counterparts......................................................................17
     Section 3.5.     Entire Agreement; No Third Party Beneficiaries; Amendments........................17
     Section 3.6.     Governing Law.....................................................................17
     Section 3.7.     Consent to Jurisdiction...........................................................17
     Section 3.8.     Waiver of Jury Trial..............................................................18
     Section 3.9.     Specific Performance..............................................................18
     Section 3.10.    Publicity.........................................................................18
     Section 3.11.    Assignment........................................................................18
     Section 3.12.    Subordination Agreement...........................................................19
     EXHIBIT A        .................................................................................A-1

        THIS PUT OPTION AGREEMENT, dated as of September 6, 2002 (as the same may be amended or modified from time to time, this "AGREEMENT"), is by and among AlbaHealth, LLC, a Delaware limited liability company (the "COMPANY"), Alba-Waldensian Inc., a Delaware corporation ("ALBA"), Encompass Group, L.L.C., a Delaware limited liability company ("ENCOMPASS"), and General Electric Capital Corporation, a Delaware corporation ("GE CAPITAL").

        WHEREAS, Alba's "Health Products Division" manufactures and sells certain healthcare products, including anti-embolism stockings and compression therapy systems, sterile wound dressings, non-adhering dressings and gauze strips, dressing retainers, diabetic socks and slip resistant slippers (the "BUSINESS");

        WHEREAS, Alba, Encompass and GE Capital desire to enter into a joint venture pursuant to which the Company will, among other things, operate the Business;

        WHEREAS, the Company, Alba, Encompass and GE Capital have entered into or, concurrently with this Agreement, will enter into, among other agreements, the Contribution Agreement (the "CONTRIBUTION AGREEMENT"), and the Limited Liability Company Agreement of AlbaHealth, LLC (the "OPERATING AGREEMENT"), pursuant to which each of Alba, Encompass and GE Capital will contribute certain assets to the capital of the Company in exchange for Common Units of the Company representing 48.325%, 48.325% and 3.35%, respectively, of the Membership Interests in the Company; and

        WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Contribution Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   PUT OPTION

     SECTION 1.1. RIGHT TO PUT COMMON UNITS. Subject to Section 1.3, for a period of three (3) years commencing on (i) September 6, 2004, in the case of the Alba Party (as defined below), and (ii) the earlier of September 6, 2004 and the Termination Date (as defined in the AlbaHealth Credit Agreement), in the case of the GE Capital Party (as defined below) (each such three (3)-year period, the "PUT OPTION PERIOD"), each of Alba and its Permitted Transferees (as defined in the Operating Agreement), on the one hand (collectively, the "ALBA PARTY"), and GE Capital and its Permitted Transferees, on the other hand (collectively, the "GE CAPITAL PARTY"), shall have the right (the "PUT OPTION" and, the party exercising such Put Option, the "PUT EXERCISING MEMBER"), by giving written notice, in the case of the Alba Party, to the Company, Encompass and GE Capital and, in the case of the GE Capital Party, to the Company, Encompass and Alba (the "PUT

NOTICE"), to sell all, but not less than all, of its Common Units (the "PUT INTERESTS") to the Company in exchange for the Put Consideration (as defined below) in accordance with the terms and conditions set forth in this Agreement.

             (a) Upon delivery of the Put Notice pursuant to this Section 1.1 and the satisfaction of the Conditions set forth in Section 1.3 hereof (the date of such delivery and satisfaction of the Conditions, the "PUT DATE"), the Company will be obligated to purchase (and Encompass shall cause its designees to the Company's Board of Managers to approve the purchase) from the Put Exercising Member, and the Put Exercising Member will be obligated to sell to the Company, all, but not less than all, of the Put Interests, in exchange for payment of the Put Consideration (as defined and determined in accordance with the provisions set forth below and, in the event that the Alba Party is the Put Exercising Member, Exhibit A attached hereto).

             (b) The "PUT CONSIDERATION" shall consist of (i) in the event that the Alba Party is the Put Exercising Member, (A) an initial put payment (the "INITIAL PUT PAYMENT") equal to the Put Value (as defined below) multiplied by the percentage set forth under the column "Initial Put Payment" of Exhibit A corresponding to the year under the column "Put Option Year" of Exhibit A during which the Put Notice was delivered (the "PUT OPTION YEAR"), (B) periodic put payments (the "PERIODIC PUT PAYMENTS"), the amount of each of which shall be determined by applying the applicable percentage set forth in Exhibit A under the column "Periodic Put Payment" corresponding to the applicable Put Option Year, to Net Sales (as defined below) for the applicable three (3) - month period, during the Put Payment Period (as defined below) and (C) to the extent the sum of (x) the Initial Put Payment and (y) all Periodic Put Payments paid during the Put Payment Period is less than the Put Value, a final put payment (the "FINAL PUT PAYMENT" and, together with the Initial Put Payment and Periodic Put Payments, the "ALBA PUT CONSIDERATION"), the amount of which shall equal the difference between the Put Value and such sum of the Put Consideration paid and
(ii) in the event that the GE Capital Party is the Put Exercising Member, a put payment equal to the Put Value ("GE PUT CONSIDERATION"). With respect to the Alba Put Consideration, the applicable percentages set forth in Exhibit A under the column "Periodic Put Payment" have been established on the assumption that the Percentage Interest (as defined below) of the Put Exercising Member would be 48.325% at the time of exercise of the Put Option and shall be adjusted proportionately to reflect any change in such Percentage Interest as of that date (e.g., if the Percentage Interest of the Put Exercising Member has decreased from 48.325% to 38.66%, representing a 20% reduction (i.e., 9.665%/48.425%=20%), then the percentages set forth under the column "Periodic Put Payment" also shall be reduced by 20% so that they would equal 4.0% in each such year).

             (c)   Subject to the satisfaction of the Conditions set forth in
Section 1.3 hereof, the consummation of the purchase of the Put Interests pursuant to this Section 1.1 will take place on a date (the "PURCHASE DATE") mutually agreeable to the parties but in any event not later than ninety (90) days (or one hundred and five (105) days in the event of an objection to the Put Payment Calculation as contemplated by Section 1.1(i) below) following the Put Date. The Company shall pay to the Put Exercising Member (and Encompass shall cause its designees to the Company's Board of Managers to approve such payment) (i) in the event that the Alba Party is the Put Exercising Member, the Alba Put Consideration in the following manner: (A) the Initial Put Payment on the Purchase Date, (B) each of the Periodic Put Payments no later than fifteen (15) days (or forty-five (45) days in the event of an objection to the Put Payment Calculation as contemplated by Section 1.1(i) below) following the end of each three (3) - month period during the applicable payment period set forth in Exhibit A under the column "Put Payment Period" (the "PUT PAYMENT PERIOD"), which Put Payment Period shall commence on the Put Balance Sheet Date (as defined below), and (C) the Final Put Payment, if any, at the time the last Periodic Put Payment is made, against delivery on the Purchase Date by the Put Exercising Member of the Put Interests, free and clear of any Liens, other than as contemplated by this Agreement and (ii) in the event that the GE Capital Party is the Put Exercising Member, fifty percent (50%) of the GE Put Consideration on the Purchase Date and fifty percent (50%) of the GE Put Consideration on the one year anniversary of the Purchase Date. All payments of the Put Consideration shall be made by wire transfer of immediately available funds to such account(s) as are specified by the Put Exercising Member.

             (d) It is expressly understood and agreed that if, at any time during the period commencing on the Put Date and ending upon the satisfaction in full by the Company of all of its obligations to pay the Put Consideration in accordance with the terms and conditions set forth in this Agreement, the Company, Encompass or any of their respective Affiliates (other than the Alba Party or the GE Capital Party) enters into, or becomes subject to, an agreement or other arrangement providing for a Sale Event (as defined below) (an "ACCELERATION EVENT"), then any and all outstanding amounts of the Put Consideration (the "ACCELERATED PUT CONSIDERATION") shall become due and payable on the date on which such Sale Event is consummated. For purposes hereof, the amount of the Accelerated Put Consideration shall be (x) the Put Value LESS (y) the aggregate amount of the Put Consideration received by the Put Exercising Member prior to the date of the Acceleration Event. For purposes of hereof, a "Sale Event" shall mean a sale of all or substantially all of the assets of the Company or of all or substantially all of the Units held by Encompass, whether effected directly or indirectly or through one or a series of transactions.

             (e) For purposes of this Section 1.1, "PUT VALUE" shall be the product of the Percentage Interest subject to the Put Notice multiplied by the Fair Value of the Company.

                   Where

        "PERCENTAGE INTEREST" means, with respect to any holder of Common Units as of any date, the ratio (expressed as a percentage) of the aggregate number of Common Units held by such holder on such date to the aggregate number of Common Units outstanding on such date. The combined Percentage Interests of all holders of Common Units shall at all times equal one hundred percent (100%).

        "FAIR VALUE" means the difference between (A) the sum of (x) the EBITDA Reference Value and (y) the amount of cash and cash equivalents of the Company and its Subsidiaries as of the Put Balance Sheet Date and (B) Debt of the Company and its Subsidiaries outstanding as of the Put Balance Sheet Date.

        "EBITDA REFERENCE VALUE" means an amount equal to six (6) times the EBITDA for the latest twelve (12) - month period immediately preceding the Put Balance Sheet Date (the "LTM" and, such EBITDA for the LTM, the "LTM EBITDA").

        "EBITDA" means, for the applicable period, the sum of the amounts, without duplication of component amounts, of the Company and its Subsidiaries for such period of (i) Net Income, (ii) Interest Expense,
        (iii) total depreciation expense, (iv) total amortization expense, (v) all extraordinary losses, including losses arising from the sale or disposition of assets, (vi) any amounts representing the amortization of deferred financing expense (to the extent not already included in Interest Expense), (vii) non-recurring and other one-time non-operating expenses, (viii) other non-operating non-cash expenses reducing Net Income LESS other non-operating non-cash income increasing Net Income, all of the foregoing as determined in conformity with GAAP (except for items (iv), (vii) and (viii) which shall be determined in a manner consistent with that traditionally used by the Company).

        "INTEREST EXPENSE" means, for the applicable period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries with respect to all outstanding Debt, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under interest rate agreements.

        "NET INCOME" means, for the applicable period, the net income (or loss) of the Company and its Subsidiaries; PROVIDED that there shall be excluded (i) any gains or losses attributable to asset sales other than in the ordinary course of business, (ii) (to the extent not included in clause (i) above) all extraordinary gains and (iii) any one-time or nonrecurring gains.

        "DEBT" means any indebtedness for borrowed money.

        "NET SALES" means net sales of the Company as determined using the same method used to determine the "net sales" in the audited special purpose balance sheet as of December 31, 2001 of Alba's Health Products Division.

             (f) As soon as practicable but in no event later than thirty (30) days following the Put Date, the Company shall deliver to the Put Exercising Member (i) the balance sheet of the Company for the twelve (12) - month period ending on the last day of the fiscal quarter immediately preceding the Put Date (the "PUT BALANCE SHEET DATE") and the related consolidated statements of operations and cash flows for the twelve months then ended (collectively, the "ANNUAL PUT FINANCIAL STATEMENTS") and (ii) a statement of the EBITDA of the Company (the "PUT EBITDA STATEMENT"), and the Company's accountants shall deliver, and the Company shall cause such accountants to deliver, to the Put Exercising Member and the Company a schedule showing (x) the calculation of the Initial Put Payment (the "INITIAL PUT PAYMENT CALCULATION") in the case of the Alba Party or (y) the calculation of the GE Put Consideration (the "GE PUT PAYMENT CALCULATION") in the case of the GE Capital Party.

             (g) In the event that the Alba Party is the Put Exercising Member, as soon as practicable but in no event later than fifteen (15) days after the end of each three (3) - month period during the applicable Put Payment Period, the Company shall deliver to the Put Exercising Member (i) an unaudited balance sheet of the Company as of the last day of such three (3) - month period, and the related unaudited consolidated statements of operations and cash flows for the three (3) months then ended, and the footnotes and schedules thereto (collectively, the "QUARTERLY PUT FINANCIAL STATEMENTS" and, together with the Annual Put Financial Statements, the "PUT FINANCIAL STATEMENTS") and
(ii) a schedule showing the calculation of the applicable Periodic Put Payment (the "PERIODIC PUT PAYMENT CALCULATION" and, together with the Initial Put Payment Calculation, the "ALBA PUT PAYMENT CALCULATION").

             (h) The Put Financial Statements shall be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise disclosed in the notes to such financial statements, and fairly present the financial position of the Company as of their respective dates and the consolidated results of operations and cash flows for the respective periods then ended.

             (i) If the Put Exercising Member or the Company (the "OBJECTING PARTY") objects to any of the Put Financial Statements, the Put EBITDA Statement, the Alba Put Payment Calculation or the GE Put Payment Calculation, as the case may be, the Objecting Party shall deliver to the non-objecting party within fifteen (15) days, in the case of the Initial Put Payment or the GE Put Consideration, and seven (7) days, in the case of Periodic Put Payments, after receipt of the Put Financial Statements, the Put EBITDA Statement, the Alba Put Payment Calculation or the GE Put Payment Calculation, as the case may be, a written statement describing its objections thereto. In the event that the Objecting Party fails to deliver such written statement within the applicable periods set forth above in the immediately preceding sentence, the Alba Put Payment Calculation or the GE Put Payment Calculation, as the case may be, shall be final, conclusive and binding upon the parties hereto. In the event that the Objecting Party delivers such written statement within the applicable period set forth above, the Company and the Put Exercising Member will use commercially reasonable efforts to resolve any dispute with respect to the Alba Put Payment Calculation or GE Put Payment Calculation, as the case may be, but if a final resolution is not obtained within fifteen (15) days after the Objecting Party has delivered such written statement, the Company shall pay on such date to the Put Exercising Member the Alba Put Consideration stated in such Alba Put Payment Calculation or the GE Put Consideration stated in such GE Put Payment Calculation, as the case may be (the "ESTIMATED PUT PAYMENT CALCULATION"), if not already paid (and Encompass shall cause its designees to the Company's Board of Managers to approve such payment), and any unresolved disputes shall be submitted for resolution to an independent accounting firm mutually approved by the Objecting Party and the other party (the "ARBITRATING ACCOUNTANTS"), which firm shall resolve such disputes within forty-five (45) days following its selection based solely upon presentations by the parties and not by any independent review. In resolving any dispute, the Arbitrating Accountants shall examine only those issues in dispute and shall not assign a value greater than the highest value claimed by a party or lower than the lowest value claimed by a party. The Arbitrating Accountants' determination shall be final, conclusive and binding upon the parties. The computation of the Alba Put Payment Calculation or the GE Put Payment Calculation, as the case may be, as finally determined by the Arbitrating Accountants (the "FINAL PUT PAYMENT CALCULATION") shall be final, conclusive and binding upon the parties hereto. If the Estimated Put Payment Calculation is less than the Final Put Payment Calculation, then the Company shall pay to the Put Exercising Member within two (2) business days following the determination of the Final Put Payment Calculation such difference (and Encompass shall cause its designees to the Company's Board of Managers to approve such payment). If the Final Put Payment Calculation is less than the Estimated Put Payment Calculation, then the Put Exercising Member shall pay to the Company within two
(2) business days following the determination of the Final Put Payment Calculation such difference. The procedures set forth above in this Section 1.1(i) for resolving certain objections relating to the Put Option are referred to herein as "PUT DISPUTE RESOLUTION PROCEDURE."

             (j) The Company shall bear the costs of preparation of, and the Put Exercising Member shall bear its own costs of review of, the Put Financial Statements, the Put EBITDA Statement and the Alba Put Payment Calculation or GE Put Payment Calculation, as the case may be; PROVIDED, HOWEVER, the fees, expenses and costs of the Arbitrating Accountants shall be borne equally by the Put Exercising Member, on the one hand, and the Company, on the other hand.

             (k) Any Put Consideration payments provided for herein which are not paid to the party entitled to such payment pursuant to the provisions of this Agreement within the period of time provided for herein shall accrue interest thereon from such date through the date upon which payment is actually made at an annual rate of interest of ten percent (10%).

     SECTION 1.2. OBLIGATIONS OF THE COMPANY AND ENCOMPASS UNCONDITIONAL. Provided that the Conditions set forth in Section 1.3 hereof have been satisfied, the obligations of the Company to pay the Put Consideration (and Encompass' obligation to cause its designees to the Company's Board of Managers to approve such payment) in accordance with the terms of this Agreement shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

             (a) any change in the corporate existence, structure or ownership of the Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, Encompass or any of their assets or any resulting release or discharge of any obligation of the Company or Encompass contained in this Agreement;

             (b) the existence of any claim, set-off or other rights which the Company or Encompass may have at any time against the Put Exercising Member or any other entity or person, whether in connection herewith or any unrelated transaction;

             (c) any invalidity or unenforceability relating to or against the Company for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the Put Consideration;

             (d)   any modification or amendment of this Agreement; or

             (e) any other act or omission to act or delay of any kind by the Company, the Put Exercising Member or any other entity or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company's obligations hereunder.

     SECTION 1.3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

             (a) The Company's obligation to purchase any Put Interests following exercise of the Put Option shall be subject to the following conditions, and the Company's obligation to pay any installment of the Alba Put Consideration shall be subject to the Credit Agreement Condition (as defined below):

             (i) After giving effect to the Initial Put Payment or the GE Put Consideration, as the case may be, the fair value of the assets of the Company exceeds all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company pursuant to Section 18-607 of the Delaware Limited Liability Company Act (such condition is referred to herein as the "AVAILABLE CASH CONDITION");

             (ii) Both before and after giving effect to a payment of the applicable Alba Put Consideration or the GE Put Consideration, as the case may be, there shall not have occurred or be continuing any default or event of default under the AlbaHealth Credit Agreement (such condition is referred to herein as the "CREDIT AGREEMENT CONDITION"); and

             (iii) Financing in an amount sufficient to fund the Initial Put
                   Payment or the GE Put Consideration, as the case may be, shall be available; provided that, no more than 30% of the outstanding principal amount of the bank debt of the Company, inclusive of any new debt required to be incurred by the Company to fund the Initial Put Payment or the GE Put Consideration, as the case may be, shall be subject to interest rates in excess of the London interbank offered rate ("LIBOR") then in effect plus 4.5% (such condition is referred to herein as the "FINANCING CONDITION" and, together with the

                   Available Cash Condition and the Credit Agreement Condition, the "CONDITIONS").

             (b) The parties hereby agree that (i) while the Company is unable to satisfy the Conditions, (A) the Company shall be prohibited from making any payments or other distributions of cash or cash equivalents to any of its Members, other than (x) tax distributions to each Member in respect of tax obligations of such Member as a result of their ownership of Membership Interests in the Company of an amount equal to 42.5% of such Member's share of the Company's taxable income or (y) the Put Consideration and (B) the Put Option Period shall be extended by the number of days during which the Company is unable to satisfy the Conditions (that is, the Put Option Period shall be tolled), which, with respect to the application of the Put Consideration Payment Schedule set forth in Exhibit A, shall have the effect of increasing (by the number of days the Put Option Period is so extended) the period during which the percentages and years under the columns "Initial Put Payment," "Periodic Put Payment" and "Put Payment Period" corresponding to "Year 5" under the column "Put Option Year" set forth in Exhibit A shall apply, and (ii) once the Company is able to satisfy the Conditions, the Put Exercising Member shall be entitled to re-exercise its Put Option at any time during such extended Put Option Period.

             (c) Notwithstanding any provision in this Agreement to the contrary, the parties hereby further agree that, with respect to the Put Option exercised by the GE Capital Party, the Company shall not be obligated to pay any GE Put Consideration so long as the Conditions that would be applicable in the event of an exercise by the Alba Party of its Put Option are not satisfied.

     SECTION 1.4.  ADJUSTMENTS TO EBITDA FOR MATERIAL ADVERSE EVENT.

             (a) The parties hereby agree that if a Material Adverse Event occurs at any time within the six (6) -month period prior to the Put Date, the amount of the EBITDA set forth in the Put EBITDA Statement used to determine the amount of the Initial Put Payment shall be adjusted to take into account the Material Adverse Effect to the extent such effect has not already been reflected therein (the "ESTIMATED EBITDA ADJUSTMENT"), it being the intent of the parties that the LTM EBITDA which is used to determine the EBITDA Reference Value shall be adjusted in such a manner that it shall reflect the estimated impact of the Material Adverse Event as if it occurred and began impacting EBITDA immediately prior to the commencement of the twelve (12) -month period used to calculate LTM EBITDA. The determination of the occurrence of a Material Adverse Event and the amount of the Estimated EBITDA Adjustment shall be made by the Board of Managers of the Company exercising its reasonable good faith judgment after consultation with the Put Exercising Member; PROVIDED that, if the Put Exercising Member objects to such determination within fifteen (15) days after receipt of notice of same, such dispute shall be settled in accordance with the Put Dispute Resolution Procedures specified in Section 1.1(i) hereof.

             (b) For purposes hereof, (i) a "MATERIAL ADVERSE EFFECT" shall mean a reduction in the Company's yearly EBITDA by more than twenty percent (20%) and

(ii) a "MATERIAL ADVERSE EVENT" shall mean an event or series of related events which has had, or will have, a Material Adverse Effect.

     SECTION 1.5.  FAILURE TO PURCHASE THE PUT INTERESTS.

             (a) Notwithstanding any provision in this Agreement or the Operating Agreement to the contrary, in the event of any failure or delay by the Company to pay any portion of the Put Consideration in accordance with the terms of this Agreement as and when the same becomes due and payable, other than such failures or delays caused by the Company's inability to satisfy the Conditions (a "COMPANY DEFAULT EVENT"), then (i) the Company shall be prohibited from making any payments or other distributions of cash or cash equivalents to any of its Members (including, without limitation, such distributions with respect to tax obligations of the Members as a result of their ownership of the Membership Interest in the Company), other than the payment of the Put Consideration, and
(ii) following fifteen (15) days' notice to the Company and the Company's failure to make the required payment within such fifteen (15) - day period, (A) any and all outstanding Put Consideration (which outstanding amount shall be calculated using the methods specified herein to determine the Accelerated Put Consideration in the event of an Acceleration Event) shall become due and payable immediately. Furthermore, in the event that the Alba Party is the Put Exercising Member, Encompass shall (i) cause all of its designees (except for one designee) to the Company's Board of Managers (the "Board") promptly to resign and the Put Exercising Member shall have the right to appoint designees to fill the resulting vacancy(ies), the result being that the Put Exercising Member shall be given control of the seats on the Board while the Company Default Event continues (the period during which the Put Exercising Member is given control of the Board as a result of a Company Default Event is hereinafter referred to as the "COMPANY DEFAULT PERIOD"); and (ii) during the Company Default Period, the Board shall be authorized to take action on all matters by majority vote of the entire Board, free of any special voting provisions imposed by Section 4.1(f) of the Operating Agreement or any other provisions granting any rights of approval to Encompass or its designees to the Company's Board of Managers contained in the Contribution Agreement or any exhibit thereto; PROVIDED, HOWEVER, that upon cure of the Company Default Event, the composition of the Company's Board of Managers shall be promptly restored to the same composition as existed prior to the resignation of Encompass' designee(s) described above, and the provisions of Section 4.1 of the Operating Agreement shall again control the selection and appointment of designees to said Board.

             (b)   It is expressly understood and agreed that nothing in this
Section 1.5 shall be construed to limit in any way the rights and remedies of the Put Exercising Member in the event of any failure or delay by the Company to pay the Put Consideration in accordance with the terms of this Agreement or to limit the Company's and Encompass' obligations set forth in this Agreement.

                                   ARTICLE II.

                                    COVENANTS

     The Company and Encompass hereby covenant and agree that, if the Alba Party exercises its Put Option, from the Put Date and for so long as any portion of the Alba Put Consideration remains unpaid to the Alba Party, the Company will, and Encompass will cause the Company to, comply with the following:

     SECTION 2.1.  INFORMATION COVENANTS. The Company will furnish to the Alba
Party:

             (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within fifty (50) days after the end of each fiscal year of the Company, a consolidated balance sheet and income statement of the Company as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and cash flows for such fiscal year, in each case, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be audited by independent certified public accountants of recognized national standing, whose opinion (i) shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur),
(ii) shall not be limited as to the scope of the audit or any other material exceptions and (iii) shall state that such accountants have reviewed this Agreement and state further whether, in the course of their audit, they have become aware of any irregularities, any deviation from GAAP or other accounting practices of the Company that would have the effect of reducing the amount of Net Sales as reflected on the financial statements of the Company, specifying the nature and extent thereof.

             (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter, in which case fifty (50) days after the end thereof) a consolidated balance sheet and income statement of the Company as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that such quarterly financial statements fairly present the financial condition of the Company and have been prepared in accordance with GAAP.

             (c) MONTHLY FINANCIAL STATEMENTS. As soon as available, and in any event within twenty (20) days after the close of each fiscal month of the Company, a summary of operating statistics, including, without limitation, net sales, EBITDA and net income, certified by the Chief Financial Officer of the Company, or an officer of the Company performing a similar function, to be true and correct.

             (d) ANNUAL OPERATING PLAN AND BUDGETS. At least thirty (30) days prior to the end of each fiscal year of the Company, beginning with the fiscal year in which the

Put Date occurred, an annual operating plan and budget of the Company containing, among other things, pro forma financial statements for the next fiscal year.

             (e)   [INTENTIONALLY DELETED].

             (f) AUDITOR'S REPORTS. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any member of the Company in connection with any annual, interim or special audit of the books of the Company.

             (g) OTHER INFORMATION. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Company as the Alba Party may reasonably request.

     SECTION 2.2. PRESERVATION OF EXISTENCE AND FRANCHISES. Except as otherwise agreed to in writing by the Alba Party, the Company will do, and Encompass will cause to be done, all things necessary to preserve and keep in full force and effect the existence, rights, franchises and authority of the Company.

     SECTION 2.3. CONDUCT OF BUSINESS. The Company shall carry on its business and operate its assets in the ordinary course, use its commercially reasonable efforts to preserve intact the Company's present business organization, including its officers and employees, and preserve the business relationships with its customers, suppliers and others having business dealings with the Company. The Company and Encompass shall not, directly or indirectly, conduct the Company's business in any way that would be reasonably likely to have a material adverse effect on current or future Net Sales of the Company, including, without limitation, decreasing the level of production or sales of its products or supplying the Company's current or potential customers with products of Encompass and its Affiliates (other than the Company), including, without limitation, Encompass' "TechStyles" business division, except as otherwise expressly set forth in the Purchase and Supply Agreement between Encompass and the Company. Notwithstanding any provision contained in this
Section 2.3 to the contrary, the Company may contract its business operations in response to materially adverse business or economic conditions, regulation in the industry in which the Company operates or the loss of a material amount of business or customers to the extent such condition, regulation or loss exists, in each case, so long as such contraction is (i) deemed necessary and appropriate, in the best interest of the Company, based on the reasonable business judgment of its Board of Managers in good faith and (ii) not otherwise conducted for the purpose of circumventing the general purpose of this Section
2.3 of preserving the business and operation of the Company and the current and future Net Sales of the Company.

     SECTION 2.4. ALBA DESIGNEE. From the Put Date and for so long as any portion of the Alba Put Consideration remains unpaid to the Alba Party, Encompass and its Permitted Transferees shall cause the Company to have at least one (1) Manager designated by Alba serving on the Board of the Company at all times, as contemplated by the Operating Agreement.

     SECTION 2.5. BOOKS AND RECORDS. The Company will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

     SECTION 2.6. COMPLIANCE WITH LAW. The Company will comply in all material respects with all laws, rules, regulations and orders, and all applicable restrictions imposed by any governmental authority, applicable to it and its properties or assets, whether real, personal or mixed or tangible or intangible (the "PROPERTIES").

     SECTION 2.7. PAYMENT OF TAXES AND OTHER INDEBTEDNESS. The Company will pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its Properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its Properties, and (c) except as prohibited hereunder, all of its other indebtedness as it shall become due; PROVIDED, HOWEVER, that the Company shall not be required to pay any such tax, assessment, charge, levy, claim or indebtedness (i) which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (ii) if the failure to make any such payment (A) would not give rise to an immediate right to foreclose on a Lien securing such amounts and (B) would not be reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operation of the Company.

     SECTION 2.8. INSURANCE. The Company will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) with one or more insurers having a claims paying ability rating from AmBest Company, Inc. ("AMBEST") of no less than "A-," or an equivalent rating by a nationally recognized rating agency if AmBest ceases publishing claims paying ability ratings, in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal practice for organizations of similar size in the Company's industry.

     SECTION 2.9.  [INTENTIONALLY DELETED].

     SECTION 2.10. PERFORMANCE OF OBLIGATIONS. The Company will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is a party or by which it is bound.

     SECTION 2.11. AUDITS/INSPECTIONS. Subject to the Amended and Restated Non-Disclosure Agreement, dated September 6, 2002, by and among Tefron Ltd., Alba, Encompass and the Company, upon reasonable notice and during normal business hours, the Company will permit representatives of the Alba Party, including, without limitation, their independent accountants, agents, attorneys and appraisers ("REPRESENTATIVES") to visit and inspect the Company's property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Alba Party or its representatives to investigate and verify the accuracy of information provided to the Alba Party and to discuss all such matters with the Company's officers, employees and Representatives.

     SECTION 2.12. [INTENTIONALLY DELETED].

     SECTION 2.13. ADDITIONAL COVENANTS. In addition to any requirements, obligations or restrictions imposed on the Company and Encompass herein, the Company shall not effect any of the following without first obtaining the prior written consent of Alba or, in the alternative, Alba's designee to the Board of Managers of the Company, which consent shall not be unreasonably delayed or withheld:

             (a) any amendment to this Agreement or any other of the organizational documents of the Company or any of its Subsidiaries, including any change in the Company's name;

             (b) any issuance, sale, transfer, purchase or redemption by the Company of Membership Interests or other securities (voting or otherwise) of the Company or any of its Subsidiaries, except for Membership Interests or securities issued or issuable to officers, managers, employees or consultants of the Company pursuant to any employee or consultant stock or Membership Interest offering, plan or arrangement as approved by the Board; PROVIDED that, such issuances or redemptions do not involve in excess of twenty percent (20%) of the outstanding Membership Interests, in the aggregate;

             (c) approval of the Company's or any of its Subsidiaries' entry into any business other than the Business and related businesses;

             (d) approval of any reorganization of the Company or any sale or transaction involving the merger or consolidation of the Company or any of its Subsidiaries with or into another entity or the sale by the Company or any of its Subsidiaries of all or any material part (or, whether or not material, in excess of $1.0 million) of its assets, in all cases, whether effected directly or indirectly or through one or a series of transactions, other than the sale of inventory in the ordinary course of business;

             (e) approval of any annual and long-term performance objectives, budgets, operating plans (or other similar plans) and annual financial statements of the Company and its Subsidiaries, or any modification, amendment or supplement thereto;

             (f) admittance of any new Members to the Company (except to the extent authorized in Section 2.13(b));

             (g) any transaction between the Company and Encompass or any of its Affiliates or any Member, Manager or Officer of the Company or any Affiliate thereof (other than with respect to employee compensation), and any modification, amendment or supplement to any such transaction or any waiver of any material right of the

Company with respect to any of the foregoing, except to the extent the aggregate transaction value of all such transactions is less than $50,000;

             (h) approval of any change in the Company's auditors or any material change in the accounting policies or procedures of the Company;

             (i) any bankruptcy filing by or with respect to the Company or any of its Subsidiaries or any filing seeking other relief with respect to the Company's or its Subsidiaries' debts or any assignment for the benefit of the creditors thereof; and

             (j) approval of any liquidation or dissolution of the Company or any of its Subsidiaries.

                                  ARTICLE III.

                               GENERAL PROVISIONS

     SECTION 3.1 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a)  if to Encompass, to:                with a copy (which shall not constitute
                                         notice) to:

                                         Winthrop & Weinstine, P.A.
Encompass Group, L.L.C.                  3000 Dain Rauscher Plaza
615 Macon Street                         60 South Sixth Street
McDonough, Georgia 30253                 Minneapolis, Minnesota 55402
Attention:  David A. Huelsbeck           Attention: Timothy M. Barnett, Esq.
Facsimile:  (770) 957-6728               Facsimile: (612) 347-0600


(b)  if to Alba, to:                     with a copy (which shall not constitute
                                         notice) to:

                                         Tefron Ltd.
Alba-Waldensian, Inc.                    28 Chida Street
201 St. Germain Avenue S.W.              Bnei Brak 51371 Israel
Valdese, North Carolina  28690           Attention:  Yosef Shiran
Attention:  Dan Mesika                   Facsimile:  (972) 3-579-8715
Facsimile:  (828) 879-6595
                                         and

                                         Dewey Ballantine LLP
                                         1301 Avenue of the Americas
                                         New York, NY  10019
                                         Attention:  Morton A. Pierce, Esq.
                                         Facsimile:  (212) 259-6333

(c)  if to the Company, to:

AlbaHealth, LLC
201 St. Germain Avenue S.W.
Valdese, North Carolina 28690
Attention:  Dan Mesika
Facsimile:  (828) 879-6595


(d)  if to GE Capital, to:               with a copy (which shall not constitute
                                         notice) to:

General Electric Capital Corporation     Paul, Hastings, Janofsky & Walker LLP
401 Merritt Seven                        1055 Washington Boulevard
Norwalk, Connecticut 06851-1177          Stamford, Connecticut 06901
Attention:  Peter DiBiasi,               Attention:  Mario Ippolito, Esq.
            Account Manager              Facsimile:  (203) 359-3031
Facsimile:  (203) 229-1955

                                         and

                                         General Electric Capital Corporation
                                         201 High Ridge Road
                                         Stamford, Connecticut 06927-5100
                                         Attention:  Corporate Counsel -
                                                     Commercial Finance
                                         Facsimile:  (203) 316-7889

All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by private courier, or by United States mail. Notices delivered by mail shall be deemed delivered five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by private carrier shall be deemed given on the business day following receipt (unless such day is a Saturday, Sunday or national holiday, in which case such notice shall be deemed given on the next business day); PROVIDED, HOWEVER, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices to the Company, Alba, Encompass and GE Capital shall be delivered to the addresses set forth above (or at such other address for a party as shall be specified by like notice, except that notices after giving of which there is a designated period within which to perform an act and notices of changes of address shall be effective only upon receipt).

     SECTION 3.2. HEADINGS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 3.3. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 3.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 3.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; AMENDMENTS. This Agreement, the Operating Agreement, the other Basic Agreements and the Confidentiality Agreement, together with all Exhibits, Annexes, Appendices and Schedules hereto and thereto, and any other written agreements entered into between any parties to this Agreement on or prior to the date hereof, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof, except for contracts and agreements referred herein. Except as specifically provided herein or therein, such agreements are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or thereunder. This Agreement may not be amended or modified without the approval of Alba, GE Capital and the Company. Subject to
Section 1.5 of this Agreement, any such approval by the Company (including any action or decision relating to any amendment or modification of, or waiver of any rights or benefits arising under, this Agreement) and any action to be taken by the Company under this Agreement shall require the approval of at least one designee of Alba to the Board of Managers of the Company, on the one hand, and one designee of Encompass to the Board of Managers of the Company, on the other hand.

     SECTION 3.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

     SECTION 3.7.  CONSENT TO JURISDICTION.

             (a) The parties hereto hereby consent and agree that they shall commence any action with respect to any claims or disputes between or among the parties hereto pertaining to this Agreement or to any matter arising out of or related to this Agreement in the United States District Court for the Western District of North Carolina, so long as the action falls within the subject matter jurisdiction of such court; in the event any such action shall be determined by the court to be outside its subject matter jurisdiction, then the parties agree to commence any such action in the District Court of Mecklenburg County, North Carolina. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting for such legal or equitable relief as is deemed appropriate by such court. Each party hereto irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given pursuant to Section 3.1 hereof. Subject to the foregoing, nothing in this Agreement shall be deemed or operate to affect the right of any party to serve legal process in any other manner permitted by law, or to preclude the enforcement by any party of any judgment or order obtained in the forum specified in this subsection or the taking of any action under this Agreement to enforce the same in any other appropriate forum or jurisdiction.

             (b) To the extent that any party hereto has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party's property, such party hereby irrevocably waives such immunity in respect of their respective obligations under this Agreement.

     SECTION 3.8. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     SECTION 3.9. SPECIFIC PERFORMANCE. The Company and Encompass agree that damages cannot adequately compensate Alba and its Affiliates (other than the Company) in the event of a violation of the covenants contained in this Agreement, and that injunctive relief shall be essential for the protection of the Alba Party and its successors and assigns. Accordingly, the Company and Encompass agree and consent that, in the event they shall violate or breach such covenants, the Alba Party shall be entitled to obtain injunctive relief against each of them, without bond but upon due notice, in addition to such further or other relief as may appertain at law or in equity. Obtainment of such injunction by the Alba Party shall not be considered an election of remedies or a waiver of any right by the Alba Party to assert any other remedies it may have at law or in equity.

     SECTION 3.10. PUBLICITY. Unless otherwise required by applicable Governmental Rule, none of Alba, Encompass or GE Capital shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

     SECTION 3.11. ASSIGNMENT. Each of the Company, Alba, Encompass and GE Capital agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, any right or obligation under this Agreement other than as otherwise required or expressly permitted herein or required under or in connection with the AlbaHealth Credit Agreement. Any purported assignment, transfer, or delegation in violation of this Section 3.11 shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person not a party to this Agreement.

     SECTION 3.12. SUBORDINATION AGREEMENT. The rights of Alba hereunder to receive any payment from the Company are subject to that certain Intercreditor Agreement, dated as of the date hereof, by and among the parties hereto and GE Capital.

     IN WITNESS WHEREOF, the Company, Encompass, GE Capital and Alba have caused this Agreement to be signed by their respective parties thereunto duly authorized, all of the date first written above.

                                     ALBAHEALTH, LLC


                                     By: /s/ Dan Mesika
                                        ----------------------------------------
                                        Name:
                                        Title:





                                     ENCOMPASS GROUP, L.L.C.


                                     By:                 /s/
                                        ----------------------------------------
                                        Name:
                                        Title:



                                     GENERAL ELECTRIC CAPITAL CORPORATION


                                     By:                 /s/
                                        ----------------------------------------
                                        Name:
                                        Title:



                                     ALBA-WALDENSIAN, INC.


                                     By: /s/ Dan Mesika
                                        ----------------------------------------
                                        Name:
                                        Title:


                                                            EXHIBIT A

                                             ALBA PUT CONSIDERATION PAYMENT SCHEDULE

----------------------------------------------------- ------------------- -------------------------------- ---------------------
                                                         INITIAL PUT         PERIODIC PUT PAYMENT (PER      PUT PAYMENT PERIOD
                  PUT OPTION YEAR                          PAYMENT               QUARTERLY PERIOD)
----------------------------------------------------- ------------------- -------------------------------- ---------------------

                       Year 3                                50%                       5.0%                      4 years
             (From September 6, 2004 to
                 September 5, 2005)
----------------------------------------------------- ------------------- -------------------------------- ---------------------

                       Year 4                                68%                       5.0%                      3 years
             (From September 6, 2005 to
                 September 5, 2006)
----------------------------------------------------- ------------------- -------------------------------- ---------------------

                       Year 5                                80%                       5.0%                      2 years
    (From September 6, 2006 to End of Put Option
 Period, as extended in the event of a failure of a
                     Condition)
----------------------------------------------------- ------------------- -------------------------------- ---------------------




                                                               A-1